Cyclacel Pharmaceuticals, Inc.

CYCLACEL PHARMACEUTICALS SECURES $60 MILLION

COMMITTED EQUITY FINANCING FACILITY

BERKELEY HEIGHTS, NJ, December 11, 2007 – Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP) announced today that it has entered into a Committed Equity Financing Facility (CEFF) with Kingsbridge Capital Limited, a private investment group, in which Kingsbridge has committed to provide up to $60 million of capital during the next three years through the purchase of newly-issued shares of Cyclacel’s common stock. Under the terms of the agreement, Cyclacel will determine the exact timing and amount of any CEFF financings, subject to certain conditions.

Commenting on Cyclacel’s CEFF, Spiro Rombotis, Cyclacel’s President and Chief Executive Officer, said, “In our recent pipeline review we announced multiple corporate objectives for 2008. We are particularly encouraged by the updated sapacitabine data reported this past weekend at the annual meeting of the American Society of Hematology and are rapidly progressing sapacitabine to the next stage of development. In total we are simultaneously developing three clinical candidates in six different indications and are progressing our preclinical programs. To support this aggressive pace of innovation at Cyclacel we have accessed new capital under flexible terms to be drawn down as we need it. This transaction makes strategic sense for Cyclacel in light of the multiple opportunities for building stockholder value that are open to us at this time. We are grateful to Kingsbridge for their support and we look forward to establishing a long working relationship with their team.”

Details of Cyclacel’s CEFF with Kingsbridge are as follows:

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Cyclacel can access up to $60 million from Kingsbridge in exchange for newly-issued shares of Cyclacel’s common stock. Kingsbridge is committed under the CEFF to purchase the lesser of 4,084,590 shares of common stock or $60 million of common stock from Cyclacel. Cyclacel may access the capital for up to three years after the Securities and Exchange Commission declares effective the registration statement to be filed by Cyclacel covering the resale of the shares of common stock issuable to Kingsbridge in connection with the CEFF and the shares of common stock underlying the warrant issued to Kingsbridge discussed below.

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Cyclacel may access capital under the CEFF in tranches of either (a) 2% of Cyclacel’s market capitalization at the time of the draw down or (b) the lesser of (i) 3% of Cyclacel’s market capitalization at the time of the draw down and (ii) an alternative draw down amount based on the product of (A) the average trading volume of the 30-day trading period preceding the draw down excluding the five highest and five lowest trading days during such period, (B) the volume-weighted average trading price on the trading day prior to the notice of draw down, (C) the number of days during the draw down period and (D) 85%, subject to certain conditions. Each tranche will be issued and priced over an eight-day pricing period. Kingsbridge will purchase shares of common stock pursuant to the CEFF at discounts ranging from 6% to 10% depending on the average market price of the common stock during the eight-day pricing period, provided that the minimum acceptable purchase price for any shares to be issued to Kingsbridge during the eight-day period is determined by the higher of $2.50 or 90% of Cyclacel’s common stock closing price the day before the commencement of each draw down.

•	Throughout the term of the agreement, Kingsbridge is restricted from engaging in any shorting transaction of Cyclacel’s common stock.
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Cyclacel is not obligated to utilize any of the $60 million available under the CEFF and there are no minimum commitments or minimum use penalties. The CEFF agreement does not contain any restrictions on Cyclacel’s operating activities, automatic pricing resets or minimum market volume restrictions.

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•	The agreement does not prohibit Cyclacel from conducting additional debt or equity financing, other than financings similar to the CEFF.
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In connection with the CEFF, Cyclacel issued a warrant to Kingsbridge to purchase up to 175,000 shares of common stock at an exercise price of $7.17 per share which represents a 30% premium over the average of the closing bid prices of Cyclacel’s common stock during the 5 trading days preceding the signing of the agreement. The warrant will become exercisable six months from the date of the agreement and will remain exercisable, subject to certain exceptions, for a period of five years thereafter.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. Cyclacel’s ALIGN Pharmaceuticals subsidiary markets directly in the U.S. Xclair® Cream for radiation dermatitis, Numoisyn® Liquid and Numoisyn® Lozenges for xerostomia. Three Cyclacel drugs are in clinical development. Sapacitabine (CYC682), an orally-available, cell cycle modulating nucleoside analog, is in Phase II for the treatment of cutaneous T-cell lymphoma (CTCL) and in Phase I in patients with hematologic malignancies. Seliciclib (CYC202), an orally-available CDK (cyclin dependent kinase) inhibitor, is in two randomized Phase II studies for the treatment of lung cancer and nasopharyngeal cancer. CYC116, an orally-available, Aurora kinase and VEGFR2 inhibitor, is in Phase I development in patients with solid tumors. Several additional programs are at an earlier stage. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in oncology, hematology and other therapeutic areas based on a portfolio of commercial products and a development pipeline of novel drug candidates.

Please visit http://www.cyclacel.com/cyc/investors/news/pressreleases for additional information. Note: The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc. Numoisyn® and Xclair® are trademarks of Sinclair Pharma plc.

Forward-Looking Statements & Risk Factors

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2006, as supplemented by the interim quarterly reports, filed with the SEC.

Contacts for Cyclacel:

Investors:

Cyclacel Pharmaceuticals, Inc.

Corey Sohmer	(908) 517-7330

Media:

WeissComm Partners

Aline Schimmel	(312) 284-4706